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Exhibit 10.25

American Mortgage Network

Long-Term Incentive Cash Plan

1.
Purpose of the Plan

The Long-Term Incentive Cash Plan is designed to: (a) motivate, recognize, and reward participant contributions toward the achievement and improvement of Company financial performance; (b) provide, along with all other elements of pay, reasonable levels of compensation to participants if business goals are achieved; and (c) assist the Company in its ability to attract and retain high performers.

2.
Definitions

(a)
"Award" means a cash payment made to a Participant following the end of a Performance Period contingent upon the terms and conditions as set forth in this Plan.

(b)
"Board" means the Board of Directors of the Company.

(c)
"Company" means American Mortgage Network or any successor to the Company and any present or future subsidiary corporations or divisions.

(d)
"Base Salary" means the gross base pay or wages earned during the Performance Period. It excludes payments or contributions under any other current or future incentive or benefit program, severance pay, or accrued vacation payments.

(e)
"Committee" means the Compensation Committee of the Company or other committee that may be designated to direct and administer the Plan.

(f)
"Disability" means the inability of the Participant, in the opinion of a qualified physician acceptable to the Committee, to perform the major duties of the Participant's position with the Company because of the illness or injury of the Participant. If the Company adopts a long-term disability plan, then the definition of disability will be redefined to be consistent with such long-term disability plan in effect at the time of the disability.

(g)
"Employee" means a full-time active employee of the Company (excluding part-time and temporary employees).

(h)
"Participant" means an Employee determined by the Committee as eligible to receive an Award under the Plan having completed requisite eligibility requirements as the Committee may determine, in its sole discretion.

(i)
"Performance Period" means the time period over which a Participant's performance may be measured. A Performance Period will not be less than twelve months. It is intended that the first Performance Period will cover a two-year period.

(j)
"Plan" means the Long-Term Incentive Cash Plan as set forth here, which may be amended from time to time.

(k)
"Plan Year" means the fiscal year of the Company.

(l)
"Retirement" means the termination of employment with the Company and its subsidiaries (other than due to cause, disability or death) (i) on or after reaching age 65, or (ii) with consent of the Committee prior to age 65, but after reaching age 55.

  (m)
  "Target Award Opportunity" means the percentage of Base Salary that may be earned by a Participant if target performance goals are achieved at the end of the Performance Period. The Target Award Opportunity is designated by the Committee at the beginning of the Performance Period for a particular position or individual and may be adjusted from Performance Period to Performance Period.

3.
Construction

Captions and titles contained herein are for convenience only and will not affect the meaning or interpretation of any provision of this Option Agreement. Except when otherwise indicated by the context, the singular will include the plural and the plural will include the singular. Use of the term "or" is not intended to be exclusive, unless the context clearly requires otherwise.

4.
Administration

(a)
The Plan will be administered by the Committee. With respect to each Performance Period the Committee will (i) determine eligibility criteria for participation in the Plan; (ii) approve Participants eligible to receive Awards under the Plan; (iii) determine the appropriate performance measures and weightings; (iv) approve performance objectives; (v) determine the Target Award Opportunity for each Participant; and (vi) determine the amount of the Awards, subject to the terms and conditions set forth in the Plan and to other terms and conditions consistent with the Plan's purpose and provisions. Such Awards may be made in such a manner that more than one Performance Period is in progress simultaneously.

(b)
The Committee may prescribe, amend, or rescind rules, regulations, policies, interpretations, and guides as deemed appropriate for the proper and effective administration of the Plan. All decisions, determinations, and interpretations of the Committee will be final and binding. All determinations by the Committee will be made by not less than a majority of its members. Any decision or determination reduced to writing and signed by all of the members of the Committee will be fully effective as if it had been made by a majority vote at a meeting duly called and held.

(c)
No member of the Committee will be liable for any action, failure to act, determination, or interpretation made in good faith with respect to the Plan or any transaction hereunder.

5.
Eligibility and Participation

(a)
Eligibility requirements and Employees selected to be Participants in the Plan will be recommended by the Chief Executive Officer and subject to approval by the Committee at the beginning of each Performance Period. Additional Participants may be designated during any Performance Period as the Committee deems appropriate. Unless otherwise determined by the Committee, an Employee must be employed on a full-time basis in an eligible position for at least six months (180 consecutive calendar days) during the Performance Period to be considered for selection to participate. The Committee or the Committee's designee will notify Participants of their eligibility at the beginning of the Performance Period. The Committee will not be bound by selections made for prior Performance Periods.

(b)
Members of the Board of Directors who are not officers or Employees of the Company are not eligible to participate in the Plan.

6.
Determination and Allocation of Awards

(a)
Performance measures, objectives and the measure weightings for the Plan will be established at the beginning of the Performance Period by the Committee (see Attachment A for selected measures and weightings and Attachment B for measure definitions). Performance measures, objectives and weightings may differ from Performance Period to Performance Period. In addition, certain other financial measures (threshold measures) may be selected with preestablished minimum performance goals or standards that must be met or exceeded before any individual Awards will be made. When the performance measures, threshold measures, objectives, and weightings are established for a specific Performance Period, the Committee will notify Participants of the established objectives in writing. At the beginning of each Performance Period, the Committee will determine the Target Award Opportunities for each Participant expressed as a percentage of the Participant's Base Salary. For the first Performance Period, the Target Award Opportunities are outlined in Attachment C. At the end of each Performance Period, the Committee will determine the actual performance as compared to the preestablished minimum, target, and maximum performance goals. The relationship between the performance level and potential award earned ("payout scale") will be established at the beginning of each Performance Period and may be adjusted from Performance Period to Performance Period, as determined by the Committee.

  (b)
  If the Committee determines that the established performance measures or objectives are no longer suitable because of a change in the Company's business, operations, corporate structure, capital structure, or other conditions the Committee deems to be material, the measures, objectives, and Awards may be modified as appropriate and equitable, provided, however, that no adjustment is inconsistent with Sections 10 and 11.

7.
Payments of Awards Earned

(a)
Participant Awards will be determined by the Committee at the end of the Performance Period on the basis of the degree to which objectives were achieved. No Award will be paid to any Participant unless minimum and threshold measure objectives are achieved. Further, no additional payments will be made for performance above the maximum objective.

(b)
The Award earned by each Participant will be paid in cash as soon as administratively possible, but not more than 90 days following the close of the applicable Performance Period.

(c)
A Participant may, with the Committee's approval, make an irrevocable election in writing to defer payment of all or a portion of an Award earned. Amounts may be deferred into investment alternatives selected by the Committee. No guaranteed rate of return will be allowed by the Committee. Payment of deferred amounts may be in a lump sum on the designated payment date or in installments, as approved by the Committee. Notwithstanding the above, all deferrals will be consistent with legislative regulations applicable at the time of the deferral.

(d)
A Participant's right to deferred Awards will be that of a general creditor of the Company. No trust will be deemed to be created by virtue of such deferral.

8.
Change in Employment Status

(a)
In the event of a Participant's death, Disability, or Retirement during a Performance Period, payment of the Award earned will be prorated as the Committee determines. The Committee will determine the method used for determining such prorated Award. Prorated Awards may be determined on the basis of performance measured at the date of termination and the number of full months employed in the eligible position during the Performance Period, or any other formula determined appropriate by the Committee. However, the Committee may, at its sole discretion, make an Award with respect to all or any part of the Performance Period. Such Awards will then be paid to the Participant, the Participant's estate, or legal representative, as determined by the Committee, at the same time payments are made to other Participants. However, the Committee may, at its sole discretion, pay such amounts earlier if deemed appropriate.

  (b)
  In the event a Participant is terminated by the Company due to a reduction in work force or elimination of a position during a Performance Period, payment of any Award earned will be prorated. The Committee will determine the method used for determining such prorated Award. Prorated Awards may be determined on the basis of performance measured at the date of termination and the number of full months employed in the eligible position during the Performance Period, or any other formula determined appropriate by the Committee. Such Awards will be paid to the Participant at the same time payments are made to other Participants. However, the Committee, at its sole discretion, pay such amounts earlier if deemed appropriate.

  (c)
  In the event a Participant terminates employment during a Performance Period for any reasons other than death, Disability, Retirement, reduction in work force, or position elimination, the Participant will forfeit all rights to any Award for such Performance Period, unless the Committee determines otherwise.

  (d)
  If a participant takes a leave of absence that is in excess of 180 consecutive or collective days during the Performance Period, the Participant will not be eligible for an Award, unless otherwise determined by the Committee.

  (e)
  If a participant is terminated by the Company for Cause at any time during the Performance Period, the Participant will not be eligible for an Award, unless otherwise determined by the Committee.

9.
General Provisions

(a)
No Right to Participate: Nothing in the Plan will be deemed to give an Employee or an Employee's legal representative or any other person or entity claiming under or through an Employee or a Participant any contract or right to participate in the benefits of the Plan.

(b)
No Employment Right: Participation in this Plan will not be construed as constituting a commitment, guarantee, agreement, or understanding of any kind that the Company will continue to employ any individual. The Plan will not affect or restrict in any way, the rights of the Company, which are expressly reserved to discharge any employee at any time for any reason whatsoever with or without good cause and/or reduce the Employee's compensation from the rate in existence at the time of the payment of an Award.

(c)
Nontransferability: A Participant or any designated beneficiary has no right to assign, transfer, attach, or hypothecate any benefits or payments of the Plan orther than by will or laws of descent and distribution.

(d)
Withholding Tax: The Company has the right to deduct any sums that federal, state, or local tax laws require to be withheld with respect to the payment of any Award.

(e)
Restricted Liability: Payments held by the Company before distribution will not be liable for the debts, contracts, or engagements of any Participant or beneficiary, or to be taken in execution by attachment or garnishment, or by any other legal or equitable proceeding.

(f)
Sources of Payments: Awards payable under the Plan are not funded and are payable only from the general assets of the Company.

10.
Adjustments Upon Changes in Capitalization

(a)
In the event of a reorganization, merger, or consolidation of which the Company is not the surviving corporation, or upon the sale of substantially all the property of the Company to another corporation, or upon the dissolution or liquidation of the Company, the Plan will terminate on the effective date of such transaction. Provision will be made to accelerate vesting for all Performance Periods in progress and the amount of cash payable for each

    Performance Period will be on the basis of the Target Award Opportunity for the Participant for each of the accelerated Performance Periods. Payment will be made as soon as administratively possible unless provisions are made for the successor corporation to continue the Plan and assume the obligations or substitute Awards of an equivalent value.

  (b)
  Adjustments under this section will be made by the Committee, whose determination of what adjustments will be made and the extent of such adjustments will be final, binding, and conclusive.

11.
Amendment, Suspension, or Termination of the Plan

The Committee may amend, suspend, or terminate the Plan at any time, in whole or in part, without prior notice. Such amendment, suspension, or termination will not adversely alter or affect any right or obligation to any Award made before this action.

12.
Effective Date and Duration of the Plan

The Plan will become effective upon adoption by the Committee and will remain in effect until such time as any action may be taken pursuant to Section 11 of the Plan.

Attachment A

Long-Term Performance Incentive Cash Plan
Performance Measures and Goals
for First Performance Period

  •
  Financial performance goals: Peer Group Ranking* in Total Return to Shareholders

PAYOUT SCALE

TRS Performance Relative to Peer Group(1)	% of Target Award Earned
<40th Percentile	0.0%
40th Percentile (Minimum)	50.0%
45th Percentile	62.5%
50th Percentile	75.0%
55th Percentile	87.5%
60th Percentile (Target)	100.0%
65th Percentile	112.5%
70th Percentile	125.0%
75th Percentile	137.5%
80th Percentile (Maximum)	150.0%
>80th Percentile	150.0%
  •
  Threshold performance goal: 8% Average Annual Return on average equity

*19 PEER COMPANIES

ACCREDITED HOME LENDERS HLDG
ADVANTA CORP -CL B
AMER BUSINESS FINL SVCS INC
COUNTRYWIDE FINANCIAL CORP
DELTA FINANCIAL CORP
E-LOAN INC
FLAGSTAR BANCORP INC
FREMONT GENERAL CORP
GOLDEN WEST FINANCIAL CORP
IMPAC MORTGAGE HLDGS INC
INDYMAC BANCORP INC
IRWIN FINL CORP
NEW CENTURY FINANCIAL CORP
NOVASTAR FINANCIAL INC
REDWOOD TRUST INC
SAXON CAPITAL INC
THORNBURG MORTGAGE INC
UNITED FINANCIAL MTG CORP
WASHINGTON MUTUAL INC

Attachment B

Long-Term Incentive Performance Cash Plan Definitions

1.
Return on Average Equity (ROE). Return-on-average equity is annual net income after taxes and before extraordinary items divided by monthly average equity. Two year return-on average-equity is determined by assigning a 50% weight to the first year and second year of the performance period.

2.
Total Return to Shareholders (TRS). Total return to shareholders is stock price appreciation plus dividend yield. It assumes cash proceeds from dividends are reinvested when paid. Returns are adjusted for stock splits, stock dividends, and recapitalization.

Attachment C

Long-Term Incentive Cash Plan
Summary of Award Opportunity Levels
First Performance Period

Position	Minimum	Target	Maximum*
Chief Executive Officer	67.5%	135%	202.5%
EVP, Chief Financial Officer	47.5%	95%	142.5%
EVP, National Production	47.5%	95%	142.5%
EVP, Operations	47.5%	95%	142.5%

QuickLinks

  Exhibit 10.25
Long-Term Incentive Cash Plan
  Attachment A
PAYOUT SCALE
19 PEER COMPANIES
  Attachment B
  Attachment C